Exhibit 99.1

 Company: Jack Henry & Associates, Inc.    Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                           IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652
 FOR IMMEDIATE RELEASE
 ---------------------

  JACK HENRY & ASSOCIATES FISCAL YEAR 2005 RESULTS IN 21% NET INCOME GROWTH
  -------------------------------------------------------------------------

 Monett, MO. August 2, 2005 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that perform data processing for financial institutions, today reported fiscal 2005 year end results with a 15% growth in revenue, an 18% increase in gross profit, and a 21% increase in net income compared to fiscal 2004.

 For the quarter ended June 30, 2005, the company generated total revenue of $141.4 million compared to $126.0 million in the same quarter a year ago. Gross profit increased to $59.9 million compared to $53.3 million in the final quarter of last fiscal year. Net income totaled $21.7 million, or $0.23 per diluted share, compared to $17.6 million, or $0.19 per diluted share in the fourth quarter a year ago.

 Fiscal year 2005 total revenue increased to $535.9 million compared to $467.4 million in total revenue for fiscal year 2004. Gross profit grew $34.5 million to $222.5 million in fiscal 2005 compared to $188.0 million in fiscal 2004. Net income for the year increased 21% to $75.5 million or $0.81 per diluted share, compared to $62.3 million, or $0.68 per diluted share in fiscal 2004.

 "We are very pleased with the fiscal year just ended. In addition to having an extremely solid year for contracting new core bank and credit union clients, we continued doing a stellar job cross selling our complementary products and services to our existing core clients," said Jack F. Prim, CEO. "The companies we acquired during the year that support our focused diversification strategy also generated new market opportunities. The best-of-breed solutions these companies provide can be sold to our existing clients, to financial services organizations outside our core customer base, and selectively sold outside the financial services industry. These companies and the products and services that they provide continue to gain momentum in terms of licensing and implementation backlog."

 Operating Results

 License revenue decreased 10% to $19.7 million, or 14% of fourth quarter total revenue, compared to $21.9 million, or 17% of fourth quarter total revenue a year ago. This change is primarily due to a decrease in the license revenue in the credit union segment compared to the prior year fourth quarter which was a record quarter for that segment. This decrease was offset somewhat by an increase in the bank segment license revenue. Support and service revenue increased 20% to $100.2 million, or 71% of total revenue in the fourth quarter of fiscal 2005, from $83.7 million, or 66% of total revenue for the same period a year ago. There was solid growth in every component in this line which includes installation, ATM/debit card processing, outsourcing and in-house support revenues due to new customers, additional implementations of complementary products and increased volumes. Hardware sales in the fourth quarter of fiscal 2005 increased 5% to $21.5 million from $20.4 million in the final quarter of fiscal 2004.

 For fiscal year 2005, license revenue grew by $19.8 million with an increase of 32% to $82.4 million, or 15% of total revenue, compared to $62.6 million, or 13% of total revenue a year ago. Increase in license revenues is from all of the core products related to new core customers and migrations and significant cross selling of many of our complementary products to both new and existing customers. Support and service revenue increased 17% and contributed 68% to total revenue, or $364.1 million for the current year compared to $311.3 million, or 67% of total revenue for fiscal year 2004. The fourth quarter described above mirrors the growth in each component within this line of revenue for the entire fiscal year. Hardware sales for fiscal 2005 decreased 4% to $89.4 million, which represented 17% of total revenue, compared to $93.5 million, or 20% of total revenue for fiscal 2004.

 "Our support and service revenue continues to show strong growth which for the fourth quarter had a 20% increase and a 17% increase for the fiscal year compared to the prior year periods as discussed above. Our recurring revenue, which consists of our ATM and debit card processing, in-house support and outsourcing revenue, represented 61% of total revenue for the quarter and 59% of total revenue for the 2005 fiscal year, while last fiscal year, it was 57% for both the fourth quarter and fiscal 2004" said Tony L. Wormington, President. "We believe that the increase in our recurring revenue is directly attributable to the quality of our products we provide and the commitment of our employees to service our customers."

 Cost of sales for the fourth quarter increased 12% from $72.7 million for the three months ended June 30, 2004 to $81.6 million for the three months ended June 30, 2005. This increase is primarily related to employee-related expenses and depreciation and amortization. Fourth quarter gross profit in fiscal 2005 increased 12% to $59.9 million compared to $53.3 million in fiscal 2004; both fourth quarters resulted in a 42% gross margin.

 Cost of sales for fiscal year 2005 increased 12%, to $313.4 million from $279.4 million for fiscal year 2004. Increase in cost of sales for the fiscal year is primarily related to employee-related expenses and depreciation and amortization. Gross profit for the current fiscal year increased $34.5 million or 18% to $222.5 million producing a 42% gross margin, compared to $188.0 million with a 40% gross margin for fiscal year 2004.

 Gross margin on license revenue for the fourth quarter of fiscal 2005 increased to 94% compared to 89% a year ago for the same period due to the mix of products. Support and service gross margin remained at 34% for the fourth quarter of fiscal 2005 and fiscal 2004. Hardware gross margins increased to 31% in the current fourth quarter compared to 25% in the same quarter last year, primarily due to sales mix and vendor rebates received in the fourth quarter.

 Gross margin on license revenue for fiscal year 2005 improved to 93% compared to 92% in fiscal 2004 due to decreased license revenue delivered through reseller agreements in prior quarters of this year. Support and service gross margin remained at 33% for both fiscal years. Hardware gross margins increased slightly for the fiscal year to 29% compared to 28% for fiscal 2004, primarily due to the sales mix of hardware and vendor rebates.

 For the fourth quarter of 2005, the bank systems and services segment revenue increased 14% to $113.3 million, with a gross margin of 43% from $99.6 million in revenue with a gross margin of 41% in the final quarter in fiscal 2004. The credit union systems and services segment revenue increased 6% to $28.1 million with a gross margin of 41% for the fourth quarter of 2005 from revenue of $26.4 million and a gross margin of 47% in the same quarter a year ago. The credit union systems and services segment gross margin decreased predominantly due to a decrease in the amount of software delivered during the prior year fourth quarter compared to the fourth quarter of fiscal 2005.

 For the twelve months ended June 30, 2005, the bank systems and services segment revenue increased 12% to $428.7 million, with a gross margin of 42% from $382.1 million with a gross margin of 40% a year ago. The credit union systems and services segment revenue increased 26% to $107.2 million for fiscal year 2005, with a gross margin of 38% from $85.3 million with a gross margin of 39% for the fiscal year 2004.

 Operating expenses increased 8% to $26.0 million for the fourth quarter of fiscal 2005 compared to $24.1 million for the same quarter a year ago primarily due to increased employee-related expenses. Selling and marketing expenses rose 23% in the fourth quarter to $12.4 million, or 9% of total revenue, from $10.0 million, or 8% of total revenue a year ago. Research and development expenses increased 15% to $7.0 million or 5% of total revenue for the fourth quarter of fiscal 2005, from $6.1 million, also 5% of total revenue for the same quarter of fiscal 2004. General and administrative costs decreased 18% to $6.6 million, or 5% of revenue, in the fourth quarter of fiscal year 2005, from $8.0 million, or 6% of revenue for the same quarter a year ago primarily due to loss on assets disposed of in the prior year.

 Operating expenses increased 16% to $103.4 million for fiscal 2005 compared to $89.2 million for fiscal 2004 mainly due to increased employee-related expenses. Selling and marketing expenses rose 30% for the current year to $46.6 million, or 9% of total revenue, from $36.0 million, or 8% of total revenue. Research and development expenses increased 17% to $27.7 million from $23.7 million, while remaining at 5% of total revenue for both fiscal years. General and administrative costs decreased 2% to $29.1 million, or 5% of fiscal 2005 revenue compared to $29.5 million, or 6% of fiscal 2004 revenue. "We continue to leverage our resources which is indicated by our continued gross and operating margin improvement over the prior year," stated Kevin D. Williams, CFO. "We believe there is opportunity for continued improvement, especially in the areas of the acquired companies as they gain additional market share and expand their customer base, from our newly developed products and continued cross-selling of complementary offerings to our customers."

 Operating income grew 16% to $33.9 million, or 24% of fourth quarter total revenue, compared to $29.2 million, or 23% of total revenue in the fourth quarter of fiscal 2004. Fourth quarter net income totaled $21.7 million, or $0.23 per diluted share, compared to $17.6 million, or $0.19 per diluted share in the fourth quarter of fiscal 2004.

 Fiscal 2005 operating income increased 21% to $119.1 million, or 22% of total revenue, compared to $98.8 million, or 21% of total revenue in fiscal 2004. Provision for income taxes was decreased in the fourth quarter to adjust the annual rate to 37.0% from 37.5% for the fiscal year due to changes in the effective state tax provision. Year-to-date net income totaled $75.5 million, or $0.81 per diluted share, compared to $62.3 million, or $0.68 per diluted share in the prior year.

 Cash Flow, Balance Sheet and Backlog Review

 Cash, cash equivalents, and investments decreased to $12.6 million at June 30, 2005 from $54.8 million at June 30, 2004 primarily due to amounts paid for acquisitions during the year. Trade receivables increased $40.5 million to $210.4 million compared to a year ago primarily due to the increase in annual maintenance billings for newly installed core customers and products compared to a year ago and normal growth in monthly billings due to increased customers and volume of transactions processed.

 Deferred revenue increased $26.4 million or 18% to $171.4 million at June 30, 2005 compared to $145.0 million at June 30, 2004. Stockholders' equity grew 17% to $517.2 million at June 30, 2005 from $442.9 million at June 30, 2004.

 Cash flow from operations decreased to $108.3 million for fiscal year 2005 from $112.8 million for fiscal year 2004. The decrease of $4.5 million in net cash from operating activities consists primarily of an increase in net income of $13.2 million, an increase in depreciation and amortization expense of $5.4 million, plus / (minus) changes in trade receivables of ($17.6) million, prepaid expenses of ($8.7) million, accounts payable and accrued expenses of $5.5 million, income taxes of ($7.6) million and deferred revenues of $6.7 million.

 Fiscal year 2005 net cash used in investing activities includes $119.5 million for acquisitions, capital expenditures of $58.0 million, which includes $12.9 million for an additional facility purchased on June 30, 2005, and capitalized software development of $7.8 million for a total of $185.1 million. In fiscal year 2004, net cash used in investing activities was $100.0 million and mainly consisted of $48.3 million for acquisitions, $49.1 million in capital expenditures and $4.4 million for capitalized software development.

 Net cash from financing activities totaled $34.6 million for fiscal 2005 and includes proceeds of $15.1 million from the exercise of stock options and sale of common stock, proceeds from a short term note of $45.0 million, offset by dividends paid of $15.5 million and the purchase of treasury stock of $10.0 million. On April 29, 2005, the Board of Directors authorized an increase to the existing stock repurchase plan to a total authorization of
 5.0 million shares. For fiscal 2004, net cash from financing activities was $9.0 million and mainly consisted of the proceeds from the exercise of stock options and sale of common stock of $22.4 million, offset by dividends paid of $13.4 million.

 Backlog, which is a measure of future business and revenue, increased 4% at June 2005 from June 2004 and remained almost even from March 2005. Backlog at June 30, 2005 was $199.1 million ($64.0 million in-house and $135.1 million outsourcing). Backlog at June 30, 2004, was $191.3 million ($67.2 million in-house and $124.1 million outsourcing) and at March 31, 2005, was $198.2 million ($67.1 million in-house and $131.1 million outsourcing).


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 6,900 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on August 3rd, 2005; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data -unaudited)

                                    Three Months Ended    % Change    Twelve Months Ended   % Change
                                    ------------------    --------    -------------------   --------
                                         June 30,                           June 30,
                                     2005        2004                   2005        2004
                                   --------    --------               --------    --------
 REVENUE
   License                        $  19,732   $  21,890     -10%     $  82,374   $  62,593     32%
   Support and service              100,193      83,693      20%       364,076     311,287     17%
   Hardware                          21,500      20,454       5%        89,413      93,535     -4%
                                   --------    --------               --------    --------
     Total                          141,425     126,037      12%       535,863     467,415     15%

 COST OF SALES
   Cost of license                    1,119       2,442     -54%         5,547       4,738     17%
   Cost of support and service       65,685      54,912      20%       244,097     207,730     18%
   Cost of hardware                  14,759      15,390      -4%        63,769      66,969     -5%
                                   --------    --------               --------    --------
     Total                           81,563      72,744      12%       313,413     279,437     12%
                                   --------    --------               --------    --------

 GROSS PROFIT                        59,862      53,293      12%       222,450     187,978     18%
 Gross Profit Margin                     42%         42%                    42%         40%

 OPERATING EXPENSES
   Selling and marketing             12,380      10,027      23%        46,630      35,964     30%
   Research and development           7,043       6,099      15%        27,664      23,674     17%
   General and administrative         6,580       8,014     -18%        29,087      29,534     -2%
                                   --------    --------               --------    --------
     Total                           26,003      24,140       8%       103,381      89,172     16%
                                   --------    --------               --------    --------

 OPERATING INCOME                    33,859      29,153      16%       119,069      98,806     21%

 INTEREST INCOME (EXPENSE)
   Interest income                      173         190      -9%         1,162       1,006     16%
   Interest expense                    (261)        (26)   >100%          (388)       (107)  >100%
                                   --------    --------               --------    --------
     Total                              (88)        164    >100%           774         899    -14%
                                   --------    --------               --------    --------

 INCOME BEFORE INCOME TAXES          33,771      29,317      15%       119,843      99,705     20%

 PROVISION FOR INCOME TAXES          12,065      11,698       3%        44,342      37,390     19%
                                   --------    --------               --------    --------
 NET INCOME                       $  21,706   $  17,619      23%     $  75,501   $  62,315     21%
                                   ========    ========               ========    ========

 Diluted net income per share     $    0.23   $    0.19              $    0.81   $    0.68
                                   ========    ========               ========    ========

 Diluted weighted avg shares
  outstanding                        93,127      92,291                 92,998      91,859
                                   ========    ========               ========    ========

 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                          June 30,          % Change
                                            ----------------------   --------
                                              2005          2004
                                            --------      --------

 Cash, cash equivalents and investments    $  12,601     $  54,756       -77%
 Trade receivables                           210,421       169,873        24%
 TOTAL ASSETS                                810,692       653,614        24%

 Accounts payable and accrued expenses     $  44,328     $  36,938        20%
 Deferred revenue                            171,435       144,996        18%
 Note payable                                 45,000             -         0%
 STOCKHOLDERS' EQUITY                        517,154       442,918        17%


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